Exhibit (a)(2)

STEALTH BIOTHERAPEUTICS CORP

(THE “COMPANY”)

NOTICE OF EXTRAORDINARY GENERAL MEETING

IMPORTANT

For shareholders wishing to join the meeting by teleconference please use the following connection information:

Dial the dial in code: +1 312 626 6799 and enter the Participant Code 665 579 0033 followed by the # key.

Additional local connection numbers for certain jurisdictions are set forth on Exhibit A annexed hereto.

NOTICE is hereby given that an Extraordinary General Meeting of the Company will be held on November 15, 2022 at Foley & Lardner LLP, 111 Huntington Ave Suite 2600, Boston, MA 02199 at 9:30 a.m. (New York City time) for the purpose of considering and, if thought fit, passing the following resolutions:

Resolution 1

1.	IT IS RESOLVED as special resolutions that:

(a)

the execution, delivery and performance of the agreement and plan of merger, dated as of July 31, 2022 (the “Merger Agreement”), among Stealth Parent Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Stealth Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and produced and made available for inspection at the extraordinary general meeting) be and is hereby authorized and approved;

(b)

the execution, delivery and performance of the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex A to the Merger Agreement) in order to give effect to the merger of Merger Sub with and into the Company, with the Company surviving on the terms of the Plan of Merger (the “Merger”) be and is hereby authorized and approved;

(c)	the Merger and the completion of any and all transactions contemplated by the Merger Agreement and the Plan of Merger (the “Transactions”) be and are hereby authorized and approved; and

(d)

upon the Merger becoming effective, the existing memorandum and articles of association of the Company be and hereby replaced in their entirety with a new memorandum and articles of association of the Company (as the surviving company) in the form attached as Annexure 2 to the Plan of Merger (the “Amendment of the M&A”).

Resolution 2

2.

IT IS RESOLVED as a special resolution that each of the directors and officers of the Company be and are hereby authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger and, upon the Merger becoming effective, the Amendment of the M&A.

A shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy to attend and vote in his/her place. A proxy need not be a shareholder of the Company. A form of proxy is attached.

To be valid, any proxy must be duly completed, signed and sent (together with and any authority under which it is executed or a notarially certified copy of such authority), to Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Grand Cayman KY1-9005, Cayman Islands with a copy to Legal@stealthbt.com no later than the time for holding the meeting or the time for holding such adjourned meeting at which the proxy is to be used.

Annexure:

Exhibit A. Additional Local Connection Numbers

By order of the Board.

/s/ Irene P. McCarthy

Name: Irene P. McCarthy

Director

Date: October 7, 2022

EXHIBIT A

ADDITIONAL LOCAL CONNECTION NUMBERS

International numbers available: https://stealthbt.zoom.us/u/aMTQmsITv

Australia	+61 8 7150 1149 +61 2 8015 6011 +61 3 7018 2005

Canada	+1 647 558 0588

Cayman Islands	+1 345 769 1930

Switzerland	+41 43 210 71 08 +41 31 528 09 88 +41 43 210 70 42

USA	+1 312 626 6799 (US Toll) +1 346 248 7799 (US Toll)

Followed by, in each case, the participant code 665 579 0033 followed by the # key.

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